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                                                                    Exhibit 8.2



                           HUTCHINS, WHEELER & DITTMAR
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110



                                                      July 11, 1997


CRA Managed Care, Inc.
312 Union Wharf
Boston, Massachusetts  02109

Dear Sirs:

     We have acted as your counsel in connection with the proposed merger (the "CRA Merger") of CRA Merger Corp., a Massachusetts corporation ("Merger Sub") and a wholly-owned subsidiary of Concentra Managed Care, Inc., a Delaware corporation ("Concentra"), with and into CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), in conjunction with the merger of OccuSystems, Inc., a Delaware corporation, with and into Concentra (the "OccuSystems Merger"), all pursuant to an Agreement and Plan of Reorganization dated as of April 21, 1997 ("Reorganization Agreement"). In that connection, we have assisted in the preparation of a Registration Statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Joint Proxy Statement/Prospectus (the "Proxy Statement").

     We have examined the Reorganization Agreement, the Proxy Statement, certain representation letters of CRA and Concentra and certain shareholders of CRA to be delivered to us for purposes of this opinion, including representations that the historic stockholders of CRA will retain a significant continuing equity interest in Concentra and that substantially all of the assets of CRA will be retained by CRA and the stock of CRA retained by Concentra, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) that the CRA Merger and the OccuSystems Merger will be consummated in a manner contemplated in the Proxy Statement and in accordance with the provisions of the Reorganization Agreement, (ii) that the statements concerning the CRA Merger and the OccuSystems Merger set forth in the Proxy Statement are accurate and complete, (iii) that the representation letters described above will be executed at the Closing, as such term is defined in the Reorganization Agreement, and (iv) that the representations to be made to us by CRA, Concentra and certain shareholders of CRA in their respective representation letters to us will be accurate and complete.


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CRA Managed Care, Inc.
July 11, 1997
Page 2


     Our opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the CRA Merger that may be relevant to particular holders in light of their personal investment circumstances or to holders that are subject to special rules under the federal income tax laws such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. This opinion also does not address any aspect of state, local or foreign taxation.
 Holders of CRA Common Stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the CRA Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     Based upon the foregoing, it is our opinion that:

     (a) The CRA Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code or a transfer of property to Concentra by the holders of CRA Common Stock governed by Section 351 of the Code, or both;

     (b) No gain or loss will be recognized by CRA in connection with the CRA Merger;

     (c) No gain or loss will be recognized by a holder of CRA Common Stock upon the exchange of all of such holder's shares of CRA Common Stock solely for shares of Concentra Common Stock in the CRA Merger;

     (d) The aggregate basis of the shares of Concentra Common Stock received by CRA stockholders in the CRA Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of CRA Common Stock surrendered in exchange therefor;

     (e) The holding period of the shares of Concentra Common Stock received by a CRA stockholder in the CRA Merger will include the holding period of the shares of CRA Common Stock surrendered in exchange therefor, provided that such shares of CRA Common Stock are held as capital assets at the Effective Time, as such term is defined in the Reorganization Agreement;

     (f) A stockholder of CRA who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in a fractional share (as described in paragraph (d) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the CRA Common Stock is held by such stockholder as a capital asset at the Effective Time; and

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CRA Managed Care, Inc.
July 11, 1997
Page 3


     (g) A stockholder of CRA who exercises dissenters' rights will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the shares of CRA Common Stock sold pursuant to the exercise of dissenters' rights and the amount of cash received. Such gain or loss will be a capital gain or loss if the CRA Common Stock is held by such stockholder as a capital asset at the time of sale.

     In rendering this opinion, we have considered only those federal income tax laws in effect on the date hereof and we undertake no obligation to inform you of any future development in the federal income tax laws generally that might alter or otherwise affect the opinions expressed herein. We are members of the Bar of The Commonwealth of Massachusetts, and in rendering this opinion our examination of law has been limited to the laws of The Commonwealth of Massachusetts and the federal laws of the United States of America and we express no opinions herein with respect to any other law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the sections captioned "THE MERGERS -Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement constituting a part of the Registration Statement. In giving this consent we do not thereby admit that we come within a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,

                                   /s/ Hutchins, Wheeler & Dittmar

                                   HUTCHINS, WHEELER & DITTMAR
                                   A Professional Corporation